Exhibit 15.1

Hightimes Holding Corp. Announces Retail Veteran Neil Watanabe as New Executive ahead of Public Listing

LOS ANGELES, CA - April 15, 2019 -- Hightimes Holding Corp., the most well known brand in Cannabis, today announced Neil Watanabe is joining the organization as its new Chief Operating Office (COO) and Chief Financial Officer (CFO), effective immediately.

Watanabe joins Hightimes from US Auto Parts, Inc. (NASDAQ: PRTS), where he served as CFO for one of the largest e-commerce aftermarket automotive parts resellers through their proprietary ecommerce sites including eBay and Amazon. Watanabe brings with him an extensive background in retail operations, strategic planning and operational management, along with a deep appreciation for High Times and its unique position in the growing cannabis ecosystem.

“I couldn’t be more thrilled to welcome Neil to Hightimes, where he will undoubtedly make an immediate impact as we prepare to become a publicly traded company,” said Adam Levin, Executive Chairman of Hightimes. “I believe Neil’s leadership in growing both private and public companies as well as his background overseeing thousands of retail locations both domestic and international will be uniquely advantageous as we continue to look at new opportunities for the company.”

Prior to US Auto Parts, Watanabe served as EVP and CFO of Anna’s Linens, Inc., the leading home textile specialty retailer with hundreds of locations across the United States. In this position he reduced monthly financial closing by three weeks, and achieved the single highest EBITDA financial performance for any year in the companies history.

“I can’t imagine a more exciting time to join Hightimes,” mentioned Neil Watanabe. “I have grown up reading the flagship publication and believe in the strength of leveraging the brand to achieve profitable revenue growth. I am excited to join Kraig and Adam as they continue to build a world renowned operation. I recognize the tremendous opportunity toward improving operating performance.”

Watanabe will report directly to Kraig Fox. He will succeed David Newberg, who has served as Hightimes’s CFO for the past two years. Newberg will remain at Hightimes and will report to Wanatanabe as the Vice President of Finance.

“David’s commitment to Hightimes has been vital to everything this company has achieved during the time he served as CFO,” said Levin. “I am grateful for all he has done.”

Watanabe has held various other retail executive positions, including serving as the COO of National Stores, Inc, Motherhood Maternity and Sears Health and Nutrition. Watanabe has also held CFO positions at Anna’s Linens, Mac Frugal’s Bargain Closeout, Petsmart and Shoe Pavillion. Watanabe is also a Certified Public Accountant, and has a degree from the University of California, Los Angeles.

About High Times

For more than 44 years High Times has been the world’s most well-known cannabis brand - championing the lifestyle and educating the masses on the benefits of this natural flower. From humble beginnings as a counterculture lifestyle publication, High Times has evolved into hosting industry-leading events like the Cannabis Cup and the High Times Business Summit, while providing digital TV and social networks, globally distributed merchandise, international licensing deals, and millions of fans and supporters across the globe. In the world of Cannabis, High Times is the arbiter of quality.

Forward Looking Statements

This press release may contain information about Hightimes Holding Corp.’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, among other things. For further information about Hightimes, Hightimes encourages you to review its filings with the Securities and Exchange Commission, including its Form 1-A Offering Circular dated July 26, 2018 and all subsequent filings, including its Current Reports on Form 1-U.

For more information on High Times visit http://www.hightimes.com.

For Hightimes financial information visit http://www.hightimesinvestor.com.